CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement") is entered into as of June 27, 2017 (the "Effective Date") by and between Peter Lee ("Executive") and WESTBURY BANK ("Bank").

RECITALS

A.The Bank desires to provide Executive with the opportunity to receive severance protections in connection with a change in control and to further assure the continued attention of Executive to his duties without any distraction arising out of the circumstances surrounding any potential change in control of the Bank.
B.    The Bank and Executive desire to enter into this Agreement on the terms and conditions set forth below.

AGREEMENTS

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. The following terms shall have the meaning set forth below for purposes of this Agreement:
(a)    "Base Salary" means Executive's annual base salary payable by the Bank.
(b)    "Board" means the Board of Directors of the Company.
(c)    "Cause" shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to Executive:
(i)    personal dishonesty;
(ii)    incompetence;
(iii)    willful misconduct;
(iv)    breach of fiduciary duty involving personal profit;
(v)    material breach of the Bank's Code of Ethics;
(vi)    material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank;

(vii)    intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;
(viii)    willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or
(ix)    material breach by Executive of any provision of this Agreement.
Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that Executive was guilty of conduct constituting Cause as described above, the Board may suspend Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which Executive shall be given the opportunity to be heard before the Board. In making a determination of as to whether Cause exists, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.
(d)    "Change in Control" means:
(i)    A change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");
(ii)    A change in control of the Bank within the meaning of the Home Owner's Loan Act, as amended ("HOLA"), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or
(iii)    Any of the following events, upon which a Change in Control shall be deemed to have occurred:
[a]    any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 25% or more of the combined voting power of such outstanding securities, except for any securities purchased by any employee stock ownership plan or trust established by the Bank or the Company; or
[b]    individuals who constitute the Board on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders of the Bank or the Company was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection [b], considered as though they were members of the Incumbent Board; or
[c]    a sale of all or substantially all the assets of the Bank or the Company, or a plan of reorganization, merger, consolidation, or similar transaction occurs in which the security holders of the Bank or the Company immediately prior to the consummation of the transaction do not own at least 50.1% of the securities of the surviving entity to be outstanding upon consummation of the transaction; or
[d]    a proxy statement is issued soliciting proxies from stockholders of the Bank or the Company by someone other than the current management of the Bank or the Company of the Bank, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank or the Company, or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Bank or the Company; or
[e]    a tender offer is made for 25% or more of the voting securities of the Bank or the Company, and stockholders owning beneficially or of record 25% or more of the outstanding securities of the Bank or the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.
(e)    "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(f)    "Code" means the Internal Revenue Code of 1986, as amended.
(g)    "Company" means Westbury Bancorp, Inc., the holding company of the Bank.
(h)    "Covered Period" means the period of time beginning on the first occurrence of a Change in Control and lasting through the one year anniversary of the occurrence of the Change in Control. The Covered Period shall also include the six month period before the occurrence of the Change in Control if a Qualifying Termination occurs during such period and the Change in Control occurs.

(i)    "Good Reason" means Executive's resignation from the Bank's employ upon any of the following, unless consented to by Executive:
(i)    A material change in Executive's function, duties, or responsibilities, which, on an overall basis, would cause Executive's position to become one of lesser responsibility or importance from the position and responsibilities held as of the Effective Date to which Executive has not agreed in writing;
(ii)    A relocation of Executive's principal place of employment to a location that is more than thirty (30) miles from the location of the Executive's principal office as of the date of the closing of the Change in Control;
(iii)    A material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Bank); or
(iv)    A material breach of this Agreement by the Bank.
Upon the occurrence of any event described above, Executive shall have the right to elect to terminate his employment with the Bank by resignation for Good Reason, upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety days) after the event giving rise to the right to terminate for Good Reason. The Bank shall have thirty (30) days to cure the condition giving rise to Good Reason, provided that the Bank may elect to waive said thirty (30) day period.
(j)    "Qualifying Termination" means Executive has a Separation from Service during the Covered Period either (i) by the Bank without Cause or (ii) by Executive for Good Reason.
(k)    "Separation from Service" shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the Qualifying Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 20% of the average level of bona fide services in the 36 months immediately preceding the Qualifying Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation section 1.409A-1(h)(ii).
2.    Term of Agreement. Unless earlier terminated under Section 9 below, if a Change in Control has not occurred, this Agreement will expire on the third anniversary of the Effective Date; provided, however, that this Agreement shall automatically extend for an additional one year period after such initial three year term in the event that the Bank does not provide notice of its intent to not automatically extend this Agreement at least 60 days prior to such renewal date.
3.    Severance Benefits.

(a)    Severance. If Executive has a Qualifying Termination during the term of this Agreement, Executive shall be entitled to receive severance pay equal to two times the sum of (i) Executive's Base Salary in effect on the date of his Qualifying Termination plus (ii) the average of Executive's actual annual bonuses received in the two years immediately preceding the year in which the Qualifying Termination occurs (collectively, the "Severance"). The Severance shall be payable over twenty-four months in substantially equal installments in accordance with the Bank's normal payroll practices; provided that, payment of Severance shall commence within 60 days of Executive's Qualifying Termination (or, if such Qualifying Termination occurs within the six months prior to the Change in Control, the Change in Control); and provided further that, the Bank shall have discretion to accelerate all or any portion of the Severance payable hereunder to the extent such Severance is exempt from Code section 409A under the separation pay exemption described in Treasury Regulation section 1.409A-1(b)(9) or acceleration is otherwise permitted under Treasury Regulation section 1.409A-3(j)(4)(ix).
(b)    COBRA. If Executive has a Qualifying Termination during the term of this Agreement, the Bank shall continue to provide Executive (and his or her family, as applicable) with the same health insurance benefits currently provided to Executive (and his or her family, as applicable) on the same terms and conditions, and with the same employee contributions to the cost thereof, through the last day of the month in which Executive terminated employment. If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Bank shall provide reduced-rate COBRA coverage on an after-tax basis through the end of the period for which Executive is eligible for COBRA (the "COBRA Period"). The amount of the COBRA premium the Bank shall be obligated to pay during the COBRA Period shall be the difference between the monthly COBRA premium for Executive (and his or her family, as applicable) and the monthly premium paid by similarly situated executives. Executive's ability to obtain and continue COBRA coverage shall be subject to standard COBRA rules and regulations. Notwithstanding the foregoing, if during the COBRA Period, Executive obtains employment that offers group health benefit coverage with no exclusion for pre-existing conditions or otherwise becomes ineligible for COBRA coverage, Executive shall immediately notice the Bank's Human Resources Department in writing at 810 Cardinal Lane, Suite 210, Hartland, WI 53029, and the benefits provided hereunder shall be immediately terminated.
4.    Release. Notwithstanding Section 3 above, payment of the Severance and COBRA premiums is conditioned upon Executive executing a written release in a form acceptable to the Bank that waives and releases any claims against the Company, the Bank or its subsidiaries, except those arising under this Agreement or any other written plan or agreement, which shall be specifically noted in such release (the "Release"). The Release shall be provided to Executive within 7 days of Executive's termination of employment and Executive must execute and return the Release within the 21 or 45 day, as applicable, time period specified in the Release and not revoke the Release within any applicable post-execution revocation period. Payment of the Severance and COBRA premiums shall commence with the first payroll date following the expiration of any post-revocation period applicable to the Release; provided that, if the period for Executive to execute and return the Release begins in one taxable year and ends in another taxable year, payment shall not occur until the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the first regularly scheduled payroll date following Executive's satisfaction of the conditions described herein and ending on the first payment date if no delay had been imposed.
5.    Withholding. The Bank shall have the right to withhold federal, state or local income, employment or other applicable taxes from each payment under this Agreement.
6.    Code Section 280G. Notwithstanding Section 3 above, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an "excess parachute payment" under Code section 280G, then such payments or benefits shall be reduced to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with Code section 280G. In the event a reduction is necessary, then the cash severance payable by the Bank pursuant to Section 3 shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 3 being non-deductible to the Bank pursuant to Code section 280G and subject to excise tax imposed under Code section 4999. Any reduction made hereunder shall be consistent with the requirements of Code section 409A.
7.    Noncompetition; Confidentiality.
(a)    Upon Termination of Relationship. Commencing on the termination of Executive's employment and during the Noncompete Period (as defined below), Executive will not:
(i)    directly or indirectly, in any capacity, contact or solicit any Active Customer (as defined below) for the purpose of providing products or services that are competitive to those provided by the Bank to such Active Customer during the Measurement Period (as defined below).
(ii)    within 30 miles of Executive's primary office location as of his date of termination, either directly or indirectly, in any capacity, perform duties and responsibilities for a Direct Competitor (as defined below) in a line of business competitive with the Bank that are the same or substantially similar to those duties and responsibilities Executive performed for the Bank during the Measurement Period (as defined below) relating to a product or service competitive with a Bank product or service. Executive may accept employment with a diversified company, so long as Executive's employment pertains solely to that part of its business that is not in competition with any business of the Bank. Notwithstanding the foregoing, the restriction in this Section 7(a)(ii) shall not apply if Executive terminates employment after a Change in Control and does not have any right to, or has a right to by reason of a Qualifying Termination but waives (or returns to the Bank), any payments under Section 3 hereof.
(iii)    directly or indirectly, in any capacity, request or advise any Active Customer (as defined below), or suppliers or vendors of the Bank who currently have, or have had, business relationships with the Bank during the Measurement Period (as defined below), to withdraw, curtail or cancel any of their business or relations with the Bank.
(iv)    directly or indirectly, in any capacity, induce or attempt to induce any employee of the Bank with whom Executive had substantial contact during the Measurement Period (as defined below) to [a] terminate his or her relationship with the Bank to join or become associated with an entity engaged in a business competitive with that conducted by Bank or to assume a position that poses a competitive risk to Bank, or [b] breach any of his or her agreements with the Bank. Nothing in this Agreement shall otherwise prohibit Executive's future employer from hiring the Bank's employees without Executive's direct or indirect involvement.
(v)    Definitions.
[a]    "Noncompete Period" shall mean the 12-month period following the termination of Executive's employment with the Bank, or a period of time equivalent to the length of Executive's employment with the Bank if Executive was employed by the Bank for fewer than 12 months.
[b]    "Active Customer" shall mean any Bank customer [i] with whom Executive had material contact as an employee of the Bank during the Measurement Period; [ii] whose dealings with the Bank were coordinated or supervised, in whole or in part, by Executive during the Measurement Period; or [iii] about whom Executive obtained Special Knowledge (as defined below) as a result of Executive's position with the Bank during the Measurement Period.
[c]    "Measurement Period" shall mean the twelve (12) month period preceding the termination of Executive's employment with the Bank, or a period of time equivalent to the length of Executive's employment with the Bank if Executive was employed by the Bank for fewer than twelve (12) months.
[d]    "Special Knowledge" means confidential information that is possessed by or developed for the Bank in the course of servicing, representing or soliciting a customer, vendor, distributor or manufacturer, including, but not limited to, existing or proposed bids, marketing plans and strategies, pricing and cost information, negotiations strategies, sales strategies and information generated for customer engagements.
[e]    "Direct Competitor" shall mean any competitor that sells products or services competitive with Bank products or services in the same or substantially similar industry as the Bank and sells to the same or substantially similar type of customers as the Bank.
(b)    Confidential Information.
(i)    Definitions. For purposes of this Agreement, "Confidential Information" means confidential and proprietary information, to the extent it is not a trade secret, belonging to the Bank which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes information received by the Bank from others which the Bank has an obligation to treat as confidential, including information obtained in connection with customer engagements. Confidential Information shall not include information that is or becomes available to the public through no wrongful act or omission of Executive or any other person under a duty of confidentiality to the Bank.
(ii)    Nondisclosure. Executive agrees that during the term of Executive's employment relationship with the Bank and until the first to occur of (i) such time as the Confidential Information becomes generally available to the public through no fault of Executive or any other person under a duty of confidentiality to Bank, (ii) such time as the Confidential Information no longer provides a benefit to Bank, or (iii) the 24 month anniversary of the termination of Executive's employment with Bank, Executive will not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic area in which or to any person or entity to which such use or disclosure could harm the business interests of Bank, any Confidential Information. This provision does not prohibit Executive's use of general skills acquired prior to or during employment by the Bank, as long as such use does not involve the use or disclosure of Confidential Information or Bank trade secrets.
(iii)    Assistance. Executive shall, upon reasonable notice, furnish Confidential Information and Bank trade secrets and provide assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates, except as otherwise permitted by law.
(c)    Trade Secrets.
(i)    Protection of Trade Secrets. Notwithstanding the provisions of Section 7(b), the parties agree that nothing in this Agreement shall be construed to limit or negate any statutory or common law of torts or trade secrets, where such law provides the Bank with broader protection than that provided in this Agreement. During Executive's employment by the Bank, Executive shall do what is reasonably necessary to prevent misappropriation or unauthorized disclosure of the trade secrets of the Bank. After termination of employment, Executive shall not use or disclose the trade secrets of the Bank as long as they remain trade secrets.

(ii)    Notification of Trade Secret Rights. Executive will be immune from criminal and civil liability under any federal or state trade secret law for any disclosure of the Bank's trade secret(s) that is made [a] in confidence to an attorney or to a federal, state or local government official solely for the purpose of reporting or investigating a suspected violation of law and/or [b] in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Executive files a lawsuit alleging retaliation by the Bank for reporting a suspected violation of law, Executive may disclose the relevant trade secret to Executive's attorney, and may use the trade secret information in the court proceeding provided [y] any filing containing the trade secret is made under seal; and [z] Executive does not disclose the trade secret, except pursuant to a court order.
(d)    Exception to Noncompetition/Confidentiality Restrictions. Notwithstanding anything herein to the contrary, the restrictions in Section 7(a) above shall not apply if Executive terminates employment with the Bank prior to a Change in Control.
8.    Limitation of Rights. Nothing contained in this Agreement shall be construed to:
(a)    Limit in any way the right of the Bank to terminate Executive's employment with the Bank at any time.
(b)    Be evidence that Executive is anything other than a general unsecured creditor of the Bank with respect to any amounts owed hereunder or that Executive has an interest in any specific assets of the Bank.
(c)    Obligate the Bank to set aside funds for payment of amounts payable under this Agreement, or otherwise segregate assets to be used for payment of benefits under this Agreement.
9.    Amendment; Termination. This Agreement may be amended or terminated by the Bank at any time; provided that, no such amendment or termination may have the effect of reducing the right of Executive to benefits payable hereunder without the written consent of the Bank and Executive. Notwithstanding the foregoing, the Bank may amend this Agreement without the consent of Executive to add, alter or remove any provision that the Bank deems necessary, appropriate or advisable to comply with Code section 409A. If there is more than one way to add, alter or remove a provision to comply with Code section 409A, the Bank shall have the discretion to choose the alternative it believes to be in the best interests of Executive and the Bank. The rights and duties of the parties under Sections 6, 7, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive the termination of this Agreement only in the event a Qualifying Termination triggers payment hereunder, unless otherwise provided herein.
10.    Code Section 409A.
(a)    General Compliance. This Agreement is intended to comply with Code section 409A or an exemption thereunder and shall be construed and administered in accordance with Code section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code section 409A to the maximum extent possible. For purposes of Code section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent Code section 409A applies, any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Code section 409A.
(b)    Specified Employee. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Code section 409A and Executive is determined to be a "specified employee" as defined in Code section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of Executive's termination of employment (the "Specified Employee Payment Date") or, if earlier, on the Executive's death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(c)    Reimbursements. To the extent required by Code section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
11.    Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement shall serve as the complete and exclusive statement of the terms of the agreement among the parties.
12.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Wisconsin without regard to conflict of laws principles.
13.    Successors or Assigns. Neither this Agreement nor the rights or obligations of Executive hereunder may be assigned by Executive. Nothing in this Agreement shall prevent the assignment by the Bank of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.
14.    Headings. All section headings in this Agreement are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated thereunder.
15.    Counterparts; Facsimile Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures delivered by facsimile or by email in portable document format ("pdf") shall be binding for all purposes hereof.
IN WITNESS WHEREOF, Executive and the Bank have executed this Agreement as of the date and year first above written.

WESTBURY BANK By /s/ Greg J. Remus Its President and CEO
EXECUTIVE: /s/ Peter Lee